Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 1 to the Schedule 13D, dated December 6, 2007, with respect to the shares of The Bear Stearns Companies Inc. common stock, par value $1.00 per share, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to Amendment No. 1 to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of Amendment No. 1 to the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 6th day of December, 2007.

AQUARIAN INVESTMENTS LTD.

By:	/s/ Jefferson R. Voss
Name: Title:	Jefferson R. Voss Vice President

CAMBRIA INC.

By:	/s/ Jefferson R. Voss
Name: Title:	Jefferson R. Voss Vice President

DARCIN INC.

By:	/s/ Jefferson R. Voss
Name: Title:	Jefferson R. Voss Vice President

MANDARIN, INC.

By:	/s/ Jefferson R. Voss
Name: Title:	Jefferson R. Voss Vice President

NIVON INC.

By:	/s/ Jefferson R. Voss
Name: Title:	Jefferson R. Voss Vice President

JOSEPH LEWIS

By:	/s/ Joseph Lewis
Joseph Lewis, Individually